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                                                                     EXHIBIT 5.1

                               AKERMAN SENTERFITT
                           One Southeast Third Avenue
                            Miami, Florida 33131-1714


                                          , 2010

The GEO Group, Inc.
621 NW 53rd Street, Suite 700
Boca Raton, Florida 33487

Gentlemen:

         We have acted as counsel to The GEO Group, Inc., a Florida corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "SEC") of a Registration Statement on Form S-4 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration under the Securities Act of the proposed exchange (the "Exchange") by the Company of up to an aggregate of $250,000,000 of the Company's 7 3/4% Senior Notes due 2017 (the "New Notes") for up to an aggregate of $250,000,000 of the Company's outstanding 7 3/4% Senior Notes due 2017 (the "Old Notes").

         In connection with the proposed Exchange, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates and other instruments of the Company, statutes and decisions as in our judgment are necessary or appropriate for purposes of this opinion. In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all copies.

         Based upon the foregoing examination and upon the representations made to us by the officers and directors of the Company, we are of the opinion that, when (a) the Registration Statement is declared effective by order of the SEC and (b) the New Notes are duly issued and executed by the Company, authenticated by the Trustee in accordance with the terms of the Indenture dated as of October 20, 2009, between the Company and Wells Fargo Bank, N.A. as Trustee (the "Trustee"), the Registration Rights Agreement, dated as of October 20, 2009, among the Company, Banc of America Securities LLC, Suntrust Robinson Humphrey, Inc., Wells Fargo Securities LLC, BNP Paribas Securities Corp. and Barclays Capital Inc., and the Letter of Transmittal and delivered against exchange therefor of the Old Notes pursuant to the Exchange described in the Registration Statement, such New Notes will be (i) validly issued (assuming no change in the facts or law) and (ii) will constitute valid and binding obligations of the Company, subject to applicable bankruptcy, insolvency, reorganization, receivership, arrangement, fraudulent conveyance, moratorium or other similar laws affecting creditors' rights generally and general principals of equity regardless of whether such enforceability is considered in a proceeding in equity or at law.

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           , 2010
Page 2
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         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                                     Very truly yours,




                                                     ----------------------
                                                     AKERMAN SENTERFITT